Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Results For Fourth Quarter and Full Year 2010

Announces Full Year 2010 Net Sales Grew 0.9% versus 2009 to $78.5 Million, or 5.5% Growth When Adjusting 2009 for Sales to the Customer That Discontinued the Company’s Products Last Year

Delivers Full Year 2010 Earnings of $0.04 per Diluted Common Share and Adjusted EBITDA of $11.2 Million

AZUSA, CA (March 10, 2011) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2010.

Results for Full Year 2010

Net sales for full year 2010 were $78.5 million, compared to $77.8 million for the same period in 2009, an increase of 0.9%.  The Company noted that, when adjusting 2009 for sales to the customer that discontinued the Company’s products in mid-2009, 2010 net sales would have increased 5.5% over the prior year.

Selling, general and administrative (“SG&A”) expenses for the full year 2010 were $33.4 million compared to $38.0 million in 2009, a decrease of $4.6 million.  The drivers of the decrease were lower brand marketing expense and lower fixed overhead expense from management’s cost control initiatives.

Net income for full year 2010 was $0.6 million, or $0.04 per diluted common share.  This compares to a net loss of $(3.9) million, or $(0.29) per common share, for full year 2009.  Drivers of the year-over-year improvement in earnings included the factors mentioned above, plus lower charges for product obsolescence and a lower effective tax rate, partially offset by higher interest expense.

For full year 2010, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), as calculated by its lenders, was $11.2 million versus $9.7 million for the prior year period.  The primary drivers of the year-over-year improvement in Adjusted EBITDA for full year 2010 were the same as those impacting the growth in earnings.

Ingrid Jackel, Chairwoman and CEO stated, “Our 2010 full year results were consistent with our expectations, and we are entering 2011 with good momentum.  In 2010, we grew the top-line with our continuing customers, and also showed excellent cost control, particularly in reducing the expense of our product returns and obsolescence.”

Results for the Fourth Quarter of 2010

Net sales were $20.5 million for the fourth quarter of 2010, compared to $22.3 million for the same period in 2009, a decrease of 8.1%.  The Company noted that, in the fourth quarter, the Company launched a major marketing initiative, materially increasing its co-operative advertising and retail marketing expenses, which Generally Accepted Accounting Principles consider to be contra-revenue items that decrease net sales.  These higher expenses were partially offset by a year-over-year increase in gross sales and a year-over-year decrease in product returns provision expense.

SG&A expenses were $9.2 million for the fourth quarter of 2010 versus $8.7 million for the prior year period, an increase of $0.5 million.  The main driver of the year-over-year increase in SG&A expenses was higher brand marketing expenses to support the Company’s launch of its 2011 new products, many of which began distribution in the fourth quarter of 2010.  These increases were partially offset by lower fixed overhead spending driven by management’s cost control initiatives.

Consistent with management’s expectations given the increases in co-operative advertising, retail marketing and brand marketing expenses, net loss for the fourth quarter of 2010 was $(0.9) million, or $(0.07) per common share.  This compares to a net loss of $(2.5) million, or $(0.18) per common share for the fourth quarter of 2009.  The Company noted that the fourth quarter of 2009 included a $(0.18) per common share charge, net of taxes, for its SKU rationalization program.

Adjusted EBITDA for the fourth quarter of 2010, as calculated by its lenders, was $2.3 million, which is $1.7 million lower than the $4.0 million of Adjusted EBITDA in the fourth quarter of 2009.  The primary drivers of the lower Adjusted EBITDA in the fourth quarter of 2010 were the higher co-operative advertising and brand marketing expenses mentioned above.  The Company noted that obsolescence charges, which were larger in the fourth quarter of 2009 than in 2010 given the Company’s SKU rationalization initiative in the prior period, are added back for purposes of calculating Adjusted EBITDA.

Ms. Jackel commented, “I believe our investments in co-operative advertising and retail marketing in the fourth quarter have set the stage for a material improvement in our retail productivity.  We are already reaping the benefits of this program in our 2011 new product launches, which are exhibiting double digit point-of-sale growth versus last year. We will continue this investment strategy throughout 2011, a year which will be characterized by a return to supporting our brand and promoting our leading product innovation.  Over the long run, we believe these investments will yield strong returns for our shareholders.”

Balance Sheet and Liquidity

Net cash provided by operating activities for the fourth quarter 2010 was $1.4 million and for the full year 2010 was $6.1 million.  As of December 31, 2010, net debt was $8.8 million, which was comprised of $1.4 million of line of credit borrowings and $7.5 million of subordinated long-term debt, net of $0.1 million of cash and cash equivalents.

During the fourth quarter and full-year 2009, net cash provided by operating activities was $0.7 million and $9.4 million, respectively.  As of December 31, 2009, total net debt was $14.1 million, which was comprised of $9.9 million of line of credit borrowings and $8.0 million of long-term debt, net of $3.8 million of cash and cash equivalents.

As of December 31, 2010, the availability on the line of credit was $15.8 million.  The Company also noted that it was in compliance with all of its financial covenants at the end of the fourth quarter of 2010, and that it successfully agreed to 2011 covenants with its lenders on February 28, 2011.

Net cash provided by operating activities in 2010 was lower than the prior year period primarily due to the planned, strategic decision to carry higher inventory levels of top-selling items into the first quarter of 2011 to ensure strong customer fill rates and to limit air freight surcharges on raw materials imported from Europe and Asia.

Ms. Jackel continued, “We are appreciative of the continued support of our lenders, particularly their support of our 2011 plan.  Our new covenants provide us with flexibility to invest in our brand to drive awareness, trial and continuing retail productivity, which we plan to do in 2011.”

Outlook

The Company will provide detailed, full year 2011 guidance on its Q4/Full Year 2010 earnings conference call on Thursday, March 10, 2011 at 2pm Pacific Standard Time.  Dial-in details for this call are provided immediately below.

Ms. Jackel continued, “On our call, we will be discussing our plans to invest in our brand and our promising 2011 new products.  Given that through February, our 2011 new products are generating the most consumer point-of-sale results on a dollar basis of any new product collection since 2008, we are very excited to invest behind them and drive strong shareholder returns over the coming years.”

After the call is completed, the Company will have an audio recording of its March 10, 2011 Q4/Full Year 2010 earnings conference call available on the Investor Relations portion of its website at www.physiciansformula.com.  There will also be a presentation outlining the Company’s 2011 full year guidance available at the time this release is issued on the same website.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, March 10, 2011. Participants may access the call by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, March 24, 2011. To access the replay, please dial (877) 870-5176 (domestic) or (858) 384-5517 (international), passcode 367980.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 25,700 stores including those operated by Wal-Mart, Target, CVS and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
NET SALES	$20,461	$22,341	$78,523	$77,796
COST OF SALES	12,578	16,918	42,904	43,342
GROSS PROFIT	7,883	5,423	35,619	34,454
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,186	8,732	33,359	37,994
INTANGIBLE ASSET IMPAIRMENT	-	-	-	1,100
(LOSS) INCOME FROM OPERATIONS	(1,303)	(3,309)	2,260	(4,640)
INTEREST EXPENSE, NET	590	861	2,440	1,907
OTHER INCOME, NET	(22)	(10)	(35)	(27)
LOSS BEFORE BENEFIT FOR INCOME TAXES	(1,871)	(4,160)	(145)	(6,520)
BENEFIT FOR INCOME TAXES	(963)	(1,682)	(703)	(2,617)
NET (LOSS) INCOME	$(908)	$(2,478)	$558	$(3,903)

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.07)	$(0.18)	$0.04	$(0.29)
Diluted	$(0.07)	$(0.18)	$0.04	$(0.29)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,589,668	13,589,668	13,589,668	13,583,685
Diluted	13,589,668	13,589,668	14,478,641	13,583,685

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$110	$3,797
Accounts receivable, net	24,394	25,153
Inventories	23,305	21,202
Prepaid expenses and other current assets	2,234	1,764
Income taxes receivable	294	1,462
Deferred tax assets, net	7,649	9,611
Total current assets	57,986	62,989

PROPERTY AND EQUIPMENT, NET	3,056	3,603
OTHER ASSETS, NET	5,480	6,072
INTANGIBLE ASSETS, NET	32,251	34,016
TOTAL ASSETS	$98,773	$106,680

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,061	$9,507
Accrued expenses	2,834	2,258
Trade allowances	6,293	5,907
Sales returns reserve	10,700	11,103
Income taxes payable	535	-
Line of credit borrowings	1,406	9,926
Total current liabilities	30,829	38,701

DEFERRED TAX LIABILITIES, NET	8,738	10,579
RELATED PARTY LONG-TERM DEBT	7,525	8,000
OTHER LONG-TERM LIABILITIES	503	630
Total liabilities	47,595	57,910

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A preferred stock	-	-
Common stock	136	136
Additional paid-in capital	61,930	60,080
Accumulated deficit	(10,888)	(11,446)
Total stockholders' equity	51,178	48,770
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$98,773	$106,680

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited)
(Dollars in thousands)

Pursuant to our credit agreements, Adjusted EBITDA is defined as net income/loss before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash inventory obsolescence charges.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP.  The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance.  The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results.  Management believes Adjusted EBITDA is useful as a supplemental measure of the Company’s financial results because it removes costs not related to the Company’s operating performance.  Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release.  With the exception of net interest expense, provision (benefit) for income taxes and intangible asset impairment, the reconciling items are components within cost of sales and selling, general and administrative expenses on the Company’s accompanying consolidated statements of operations.

A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net (loss) income	$(908)	$(2,478)	$558	$(3,903)
Plus:
Depreciation and amortization	1,132	966	4,475	3,875
Interest expense, net	590	861	2,440	1,907
Benefit for income taxes	(963)	(1,682)	(703)	(2,617)
EBITDA	(149)	(2,333)	6,770	(738)
Stock-based compensation	313	295	1,240	1,160
Intangible asset impairment	-	-	-	1,100
Non-cash inventory obsolescence charges	2,123	6,013	3,218	8,152
Adjusted EBITDA	$2,287	$3,975	$11,228	$9,674

(FACE/F)

Contact:    John Mills / Anne Rakunas
                           ICR, Inc.
                           (310) 954-1100